Quest Resource Corporation First Quarter Results
                              for Fiscal Year 2005

OKLAHOMA CITY, Oklahoma; October 21, 2004 - Quest Resource Corporation (OTC:QRCP) has filed its first quarter report on Form 10-QSB containing financial and operating results for the quarter ending August 31, 2004.

Selected financial data is provided below in a comparative format for the first quarter of the current and prior fiscal year.

                          QUEST RESOURCE CORPORATION
                     SELECT FINANCIAL AND OPERATING DATA
                       For The Quarter Ended August 31

Selected Income Data                                             2003

                                                            2004     Restated
Total Revenue                                          $11,610,000  $3,173,000
Net Income                                                 $81,000  $2,520,000
Net Income Per Share Basic                                   $0.01       $0.18
Net Income Per Share Diluted                                 $0.01       $0.16
Operating Income                                        $3,726,000    $796,000
Operating Income Per Share Diluted                           $0.24       $0.05
EBITDA *1                                               $6,758,000  $1,517,000
EBITDA Per Share Diluted*1                                   $0.43       $0.10
Weighted Average Shares Outstanding Basic               14,114,357  13,802,720
Weighted Average Shares Outstanding Diluted *2          15,713,991  15,454,325

*1 EBITDA, which is Earnings before interest, income taxes and depreciation, depletion and amortization expense, is presented because it is used by us, and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of GAAP results, to compare the performance of companies. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.


   Reconciliation of Net Income Before Cumulative Effect of Accounting Change
                    to EBITDA For the Quarter Ended August 31

                                                                    2003
                                                     2004       Restated
Net Income Before Cumulative Effect of             $81,000     $2,548,000
Accounting ChangeInterest Expense, Net          $4,254,000       $353,000
Income Tax Expense                                 $54,000     $1,699,000
Depreciation, Depletion & Amortization Expense  $3,032,000       $721,000
Change in Derivative Fair Value                  ($663,000)   ($3,804,000)
EBITDA                                          $6,758,000     $1,517,000

*2 The  numbers  reflected  in the  table  take  into  account  the  effect of
outstanding  warrants,   convertible  debentures,  and  convertible  preferred
stock.

Comments On Financial and Operating Data

Total Revenue for this first quarter was $11.6 million compared to $3.2 million for the year earlier quarter resulting in a 266% increase. The Company has continued its development of new wells and during the three months ended August 31, 2004, 132 (gross) new gas wells were drilled. Quest also connected to its gas pipeline network 74 (gross) new gas wells and constructed approximately 30 miles of gas gathering pipelines during the same three month period. The Company has continued to expand its position in the Cherokee Basin with the acquisition of 8,000 leasehold acres and 8 (gross) gas wells. Quest also acquired approximately 90 miles of an inactive oil pipeline for approximately $1.0 million on August 10, 2004. The Company intends to convert this former oil pipeline into a natural gas pipeline.

Quest's primary activity is the exploration, production, and transportation of natural gas in a 1,000 square mile region of southeastern Kansas and northeastern Oklahoma that is served by its 900 mile gas pipeline network. For more information, contact Mr. Jim Vin Zant at 316-788-1545 or visit the Quest website at www.qrcp.net.

Opinions, forecasts, projections or statements other than statements of historical fact, are forward looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in Quest's filings with the Securities and Exchange Commission. You can find Quest's filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.